As filed with the Securities and Exchange Commission on November 23, 2020
Registration No. 333-203924

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMAG PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	04-2742593 (I.R.S. Employer Identification No.)

1100 Winter Street,
Waltham, Massachusetts, 02451
(Address of principal executive offices, including zip code)

Employment Inducement Awards
Lumara Health Inc. Amended and Restated 2013 Incentive Compensation Plan
AMAG Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan
AMAG Pharmaceuticals, Inc. Third Amended and Restated 2007 Equity Incentive Plan
(Full title of the plan)

Michael Porter
President and Chief Executive Officer
1100 Winter Street
Waltham, Massachusetts, 02451, (617) 498-3300
(Name, address and telephone number, including area code, of agent for service)

Copy to:

David K. Lakhdhir
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Tel: +1 212 373-3030
Fax: +1 212 492-0030

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ (Do not check if smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed by the Registrant on May 06, 2015 (File No. 333-203924) (the “Registration Statement”) to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement.

Effective as of November 16, 2020, as contemplated by the Agreement and Plan of Merger, by and among Covis Group S.à r.l. (“Parent”), Covis Mergerco Inc. (“Merger Sub”), the Registrant and (solely with respect to certain sections thereof) Covis Finco S.à r.l., dated October 1, 2020, Covis Mergerco Inc. merged with and into the Registrant, with the Registrant surviving as a wholly owned indirect subsidiary of Covis Group S.à r.l. (such transaction, the “Merger”).  At the time of the Merger, each share of the Registrant’s common stock not owned directly or indirectly by Parent or Merger Sub was converted into the right to receive the offer price of $13.75, net to the seller in cash, without interest.  The Nasdaq Stock Market LLC filed Form 25 with the SEC on November 16, 2020 and trading of the Registrant’s common stock was suspended and such shares were deregistered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

As a consequence of the Merger, the Registrant has terminated any and all offerings of the Registrant’s common stock pursuant to existing registration statements, including the Registration Statement.  In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s common stock that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all shares of the Registrant’s common stock registered under the Registration Statement that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on the 23rd day of November, 2020.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Michael Porter
Michael Porter
President and Chief Executive Officer

NOTE:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.